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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

         Price                      Thomas                             A.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                           240 Bridgeway, Suite A-230

--------------------------------------------------------------------------------
                                   (Street)

       Sausalito                      CA                              94965
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol Sonic Automotive, Inc. (SAH)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                ----------------------------------------------------------------

4.  Statement for Month/Year March/2002
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

        X      Director                                ________  10% Owner
    ----------

        X      Officer (give                           ________ Other (specify
    ---------          title below)                                    below)

                                  Vice Chairman
    ----------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person


Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)                       (Instr. 8)                                        Owned at             Direct        Bene-
                                 -----------------------------------------------      End of               (D) or        ficial
                         (Month/                                                                           Indirect      Owner-
                         Day/                                  (A) or                 Month                (I)           ship
                         Year)    Code       V   Amount        (D)       Price        (Instr. 3 and 4)     (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Class A Common Stock    3-14-02    G         V     650           D

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Class A Common Stock    3-15-02    G         V     165           D

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Class A Common Stock    3-27-02   S(1)           290,000         D       30.13

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Class A Common Stock    4-1-02    S(1)       V   110,000         D       30.01        1,000,355               I        By reporting
                                                                                                                        person as
                                                                                                                       trustee for
                                                                                                                      for The Price
                                                                                                                          Trust
------------------------------------------------------------------------------------------------------------------------------------

Class A Common Stock                                                                        600               D

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


 *If the form is filed by more than one reporting person, see Instruction
 4(b)(v).

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

                                                                 SEC 1474 (3-99)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security      ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           Indirect      (Instr.
                               Exer-    tion         Title   Number of                      of               (I)           4)
                               cisable  Date                 Shares                         Month            (Instr. 4)
                                                                                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:


(1) Sale pursuant to a variable prepaid forward contract, dated as of March 31, 2002, between the reporting person and Banc of America Securities LLC. The final sales prices and number of shares delivered are subject to adjustment upon settlement of the contract based on the closing price of the Issuer's Class A Common Stock on selected dates in March and April of 2005.


                              /s/ Thomas A. Price                4/10/02
                      ------------------------------------  -----------------
                         **Signature of Reporting Person          Date


   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.